EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Share Incentive Plan of Lianluo Smart Limited (formerly known as Dehaier Medical Systems Limited) and Subsidiaries of our report dated April 28, 2017 with respect to the consolidated financial statements of Lianluo Smart Limited and Subsidiaries in the Annual Report (Form 20-F) for the year ended December 31, 2016 filed with the Securities and Exchange Commission on April 28, 2017.

/s/ HHC

HHC

Forest Hills, NY

January 12, 2018